EXHIBIT 99.1

World Heart Corp. to Raise $25.3 Million in Private Placement

SALT LAKE CITY, October 14, 2010 — World Heart Corporation (WorldHeart; NASDAQ: WHRT), a developer of mechanical circulatory systems, announced today that it has obtained commitments from certain new and existing institutional investors,  including Venrock Associates, New Leaf Venture Partners and the Special Situations Funds , to purchase approximately $25.3 million of its common stock in a private placement. WorldHeart has entered into a securities purchase agreement with the investors pursuant to which WorldHeart will sell an aggregate of 11,850,118 shares of its common stock and warrants to purchase up to 11,850,118 additional shares of common stock. Each unit, consisting of one share of common stock and one warrant, to purchase one share of common stock, will be sold for a purchase price of $2.135. The private placement is subject to customary closing conditions and is expected to close during the week of October 18, 2010. Lazard Capital Markets LLC and Wedbush PacGrow Life Sciences acted as the placement agents for the offering.

Proceeds from the private placement are expected to be used for general corporate and working capital purposes.

The warrants will be exercisable at an exercise price equal to $2.31, which is a fifteen percent premium to the consolidated closing bid price of the common stock as reported on the Nasdaq Global Market on October 13, 2010. The warrants are immediately exercisable and expire five years from the date of issuance.

In connection with the private placement, WorldHeart has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the registration of the common stock and warrants acquired at closing within 30 days after the closing.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities. For additional information, please refer to WorldHeart ‘s current report on Form 8-K to be filed with the Securities and Exchange Commission with respect to the private placement.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. WorldHeart’s registered office is in Delaware, USA.

Forward-Looking Statements

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to the anticipated closing, and proposed use of proceeds, of the private placement, increase in shareholder value, access to investment capital, and the growth of WorldHeart’s overall business,  as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks related to the satisfaction of the conditions to, and the timing of, the closing of the private placement, WorldHeart’s need for additional capital in the future; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and , June 30, 2010.

Contact:  Mr. Morgan R. Brown, Executive Vice President and Chief Financial Officer of World Heart Corporation, +1-801-303-4361